WILLAMETTE INDUSTRIES, INC.
                    DEFERRED COMPENSATION PLAN FOR DIRECTORS

                              TERMS AND PROVISIONS


1.    PURPOSE OF PLAN

            The purpose of the Willamette Industries, Inc., Deferred Compensation Plan for Directors (the "Plan") is to provide those directors of Willamette Industries, Inc. ("Company"), entitled to compensation by Company for their services as directors ("Eligible Directors") with a plan in compliance with applicable federal tax rules whereby one or more Eligible Directors may elect to defer receipt of such compensation for such period of years, not exceeding ten years, commencing after the Eligible Director ceases being a director of Company or retires from his or her principal occupation, as the Eligible Director may elect.

2.    ELECTION TO PARTICIPATE IN THE PLAN

            Any Eligible Director may at any time elect to participate in the Plan with respect to compensation to be earned thereafter as an Eligible Director by executing and delivering to Company a written election to defer receipt of all or a specified portion of either or both of his or her annual fees and meeting fees to be earned for the balance of the calendar year thereafter and for succeeding years.

3.    TERMINATION OF PARTICIPATION IN THE PLAN

            Any Eligible Director having previously elected to participate in the Plan may at any later date elect to terminate his or her participation in the Plan with respect to compensation as a director to be earned thereafter by executing and delivering to Company a notice to that effect, in which event the amount accumulated pursuant to the Plan prior to notice of his or her election to terminate will continue to be subject to the provisions of the Plan.

4.    DIRECTORS ELECTED TO FILL VACANCIES

            Any Eligible Director who was elected to fill a vacancy on the Board of Directors, and who was not an Eligible Director at the end of the last calendar year, may elect, prior to actual receipt of any fees to which he or she may be entitled, to participate in the Plan for the balance of the calendar year after his or her election as well as for succeeding years.




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5.    INTEREST ON AMOUNTS DEFERRED UNDER THE PLAN

            Interest will be accrued on all amounts deferred under the Plan at a rate equal to the three months Certificate of Deposit rate for the first working day of each calendar quarter as quoted by the Wall Street Journal.

            A Deferred Fee Account shall be maintained for each participating Eligible Director, and shall consist of (1) the cumulative amount of deferred director's fees, less (2) payments made out of such account, plus (3) an amount, which shall be added to the account as of the last day of each calendar month, equal to (a) the balance in the account on the first day of that calendar month after deducting any payment made that day out of the account, times (b) one-twelfth of the interest rate applicable to the calendar quarter which includes the calendar month.

6.    PAYMENT OF AMOUNTS DEFERRED UNDER THE PLAN

            Amounts deferred under the Plan, together with the accumulated interest as computed above, shall be paid in annual or quarterly installments over such period of years, not exceeding ten years, as the participating Eligible Director may elect. The Eligible Director may elect that the installments commence with the first day of the first calendar month immediately following the month in which he or she ceases being a director of Company. Alternatively, the Eligible Director may elect that the installments commence with the later of (1) the first day of the first calendar month immediately following the month in which he or she ceases being a director of Company, or
(2) the first day of the calendar year immediately following the year in which he or she retires from his or her principal occupation. Company may rely upon the certification of an Eligible Director that such Eligible Director has retired from his or her principal occupation, but reserves the right, without obligation to do so, to postpone the commencement of payments of deferred amounts in such cases upon advice of its tax counsel that such retirement has not effectively occurred.

7.    Election of an Eligible Director to Change Amount of
      Compensation and Terms of Payment of Amounts Deferred
      UNDER THE PLAN

            An Eligible Director may at any time and from time to time by executing and delivering a new written election to Company elect to increase or decrease the amount of the compensation to be deferred under the Plan, including an increase or decrease in either or both of the deferral of the annual fees or meeting fees, and the terms of payments of such compensation deferred under the Plan, but only with respect to such compensation to be earned thereafter. All amounts accumulated pursuant to the Plan prior to such election shall continue to be



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subject to the terms of any prior  election by the  Eligible  Director in effect when such amounts were earned. Any election, including an Eligible Director's initial election to participate in the Plan, continues from year to year until amended pursuant to this Seciotn 7 or until the Eligible Director terminates his or her participation in the Plan pursuant to Section 3.

8.    DEATH OF AN ELIGIBLE DIRECTOR

            Upon the death of an Eligible Director or former Eligible Director, the balance in full of any amounts deferred under the Plan, together with accumulated interest, shall be payable to his or her estate on the first day of the first calendar month immediately following the month in which he or she dies.

9.    AMENDMENT OF THE PLAN

            The Plan may be amended from time to time by Company, but no such amendment shall permit amounts accumulated pursuant to the Plan prior to the amendment to be paid to an Eligible Director prior to the time he or she would otherwise be entitled thereto.

10.   TERMINATION OF THE PLAN

            The Plan will continue in effect until terminated by Company, but in the event of such termination, the amounts accumulated pursuant to the Plan prior to termination will continue to be subject to the provisions of the Plan as if the Plan had not been terminated.

11.   NO ASSET SEGREGATION

            The Deferred Fee Account is maintained for accounting purposes only. The Plan does not create an escrow account or trust fund or any other form of asset segregation by Company for the benefit of any participating Eligible Director. Any assets purchased with deferred amounts shall at all times remain solely the property of Company, subject to the claims of its general creditors and available for Company's use for whatever purpose desired. Amounts deferred may not be anticipated, alienated, sold, transferred, assigned, pledged or encumbered and are not liable for the debts, contracts, liabilities, engagements or torts of the Eligible Director or his or her estate.




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